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                                                                    Exhibit 99.3


FOR IMMEDIATE RELEASE

CV THERAPEUTICS, INC.                                       FLEISHMAN-HILLARD
Dan Spiegelman                                              Carol Harrison
Chief Financial Officer                                     (212) 453-2442
(650) 812-9509

Christopher Chai
Treasurer & Senior Director, Investor Relations
(650) 812-9560


                  CV THERAPEUTICS DEMONSTRATES PROOF OF CONCEPT
           FOR CVT-510 IN PHASE II ATRIAL FIBRILLATION CLINICAL TRIAL

         PALO ALTO, CALIFORNIA, NOVEMBER 19, 2001 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that in an open-label, dose-ranging Phase II clinical trial in patients with atrial fibrillation or flutter, CVT-510 consistently reduced heart rate from baseline (p<0.05) without decreasing blood pressure. The Company is therefore embarking on a broad Phase IIb development program aimed at defining an optimized dosage regimen in patients with this complex cardiac disease. Current clinical trials for CVT-510 include a Phase III trial in patients with PSVT and Phase II trials in patients with atrial fibrillation.

          "We are pleased that the CVT-510 program has successfully established proof of concept for reduction of heart rate in atrial fibrillation, and is now committed to a broader Phase IIb program," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics, Inc. "With our strong balance sheet of approximately $350 million in cash, we can continue to move our clinical programs forward."

         Over 2.6 million times per year, patients are admitted to U.S. hospitals and emergency rooms with a primary or secondary diagnosis of atrial arrhythmias. Atrial arrhythmias, such as atrial fibrillation, atrial flutter and paroxysmal supraventricular tachycardia (PSVT), can cause potentially life-threatening low blood pressure, and may also result in stroke or heart attack.

         Atrial arrhythmias occur when electrical signals in the atria cause the heart to beat too rapidly or uncontrollably. The AV node controls the transmission of electrical impulses from the atria to the ventricles. When the frequency of signals passing through the AV node is too high, the ventricles, in turn, begin to beat too rapidly. This results in insufficient time for filling and emptying the left ventricle, which causes low blood pressure (hypotension) and reduced blood flow to the brain and other vital organs. Therefore, the heart rate needs to be controlled urgently.

         Clinical studies conducted with intravenous CVT-510 suggest that it may slow the speed of AV nodal conduction by selectively stimulating the A(1) adenosine receptor, and could avoid blood pressure lowering because it does not stimulate the A(2) adenosine receptor. Thus, it may be
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possible to use intravenous CVT-510 for rapid intervention in the control of atrial arrhythmias without lowering blood pressure.

         CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has four compounds in clinical trials. Ranolazine, in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. CVT-510, an A(1) adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, an A(2)A adenosine receptor agonist, is being developed for the potential use as an adjunctive pharmacologic agent in cardiac perfusion imaging studies. Adentri(TM), an A(1) adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure. For more information, please visit CV Therapeutics' website at http://www.cvt.com.

         Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company's development programs, commercialization efforts, and potential products, including CVT-510, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000. CVT disclaims any intent or obligation to update these forward-looking statements.

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